Exhibit 10.37

SEPARATION AGREEMENT

        THIS AGREEMENT (the "AGREEMENT"), effective as of January 2, 2007 (the "EFFECTIVE DATE"), by and between THE HOME DEPOT, INC., a Delaware corporation (the "COMPANY"), and ROBERT L. NARDELLI (the "EXECUTIVE").

        WHEREAS, the Company and the Executive entered into to a certain Employment Agreement, effective as of December 4, 2000, as amended (the "EMPLOYMENT AGREEMENT"), in connection with the Executive's commencing service with the Company;

        WHEREAS, the Company and the Executive entered into a certain Binding Term Sheet (the "TERM SHEET"), in connection with the Executive's separation from service, which provided, INTER ALIA, that the Executive and the Company would negotiate in good faith a definitive agreement to supersede the Term Sheet;

        WHEREAS, the parties intend that this Agreement shall supersede the Term Sheet and shall confirm the Executive's separation from service and set forth the terms relating thereto;

        NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth in this Agreement, the Company and the Executive hereby agree as follows:

        1.     SEPARATION FROM SERVICE.

          (a)   The Company and the Executive agree that the Executive separated from service with the Company in all capacities effective on the Effective Date and that such separation was a termination by the Company other than for Cause (within the meaning of the Employment Agreement) and they will not at any time make any claim, or otherwise take any position, asserting any other basis for such termination.

          (b)   The Executive confirms that he resigned, effective as of the Effective Date, from the position of Chairman, President and Chief Executive Officer of the Company, and as a member of the Board of Directors of the Company (the "BOARD") and from all other offices and positions with the Company and all of its subsidiaries, affiliates, joint ventures, partnerships and other business enterprises (collectively, "AFFILIATES"), as well as from any office or position with any trade group or other industry organization which he holds on behalf thereof.

          (c)   The Executive has surrendered to the Company all property of the Company and its Affiliates in the Executive's possession.

        2.     PAYMENTS AND BENEFITS. In connection with the Executive's separation from service with the Company, PROVIDED that the Executive does not revoke the release and discharge set forth in Section 7(b) of this Agreement as provided therein, the Company shall pay and provide the Executive with the following payments and benefits:

          (a)   CASH AMOUNTS. On July 3, 2007, or, except in the case of the payment set forth in Section 2(a)(iv) below (the "SECTION 2(A)(IV) PAYMENT"), the tenth business day following the Company's receipt of notice of the Executive's death, if earlier (the "PAYMENT DATE"), the Executive shall be entitled to receive the cash amounts set forth below (the "CASH AMOUNTS"), which shall be paid to the Executive from the Trust (as defined in Section 2(e)(i) below), together with income earned by the Trust thereon (other than income earned on the Section 2(a)(iv) Payment), in accordance with Section 2(e)(iii) and Section 2(e)(iv) below:

            (i)    A payment in the amount of twenty million dollars ($20,000,000);

            (ii)   A payment under the Management Incentive Plan in the amount of six million dollars ($6,000,000), in the aggregate, in respect of the 2006 and 2007 fiscal years;

            (iii)  A payment in respect of the Executive's 2004-2006 Long-Term Incentive Plan award in the amount of three million dollars ($3,000,000); and

            (iv)  A payment in respect of the Deferred Compensation (as defined in the Employment Agreement) in the amount calculated as of July 3, 2007, based on the inputs and assumptions, and using the same methodology as, shown on Exhibit A to this Agreement; EXCEPT that the interest rate >used for such calculation shall be the interest rate for the month of April 2007 described in Section 417(e)(3)(A)(ii)(II) of the Internal Revenue Code of 1986, as amended (the "CODE"), as published by the Internal Revenue Service in May 2007 (the "INTEREST RATE").

          (b)   EQUITY AWARDS.

            (i)    The stock options set forth on Schedule 2(b)(i) to this Agreement shall vest (to the extent not previously vested) as of the Effective Date and shall be exercisable (to the extent not previously exercised) through the applicable expiration date set forth on Schedule 2(b)(i).

            (ii)   The deferred stock units and deferred shares (the "DEFERRED STOCK") and the restricted stock set forth on Schedule 2(b)(ii) to this Agreement shall vest (to the extent not previously vested) as of the Effective Date, and, subject to Section 2(e)(v) below, the shares subject to the Deferred Stock (THE "COMMON STOCK") shall be delivered to the Executive on or as soon as practicable following the Payment Date in accordance with Section 2(e)(ii) below.

            (iii)  The Company shall contribute to the Trust all amounts paid as dividends, paid after the Effective Date in respect of the Deferred Stock, which amounts shall be paid to the Executive on the Payment Date in accordance with Section 2(e)(iii) below (the "DIVIDENDS"). The Company shall directly pay to the Executive, and not to the Trust (defined below), all amounts paid as dividends in respect of the Deferred Stock that declared for shareholders of record on or before the Payment Date and which dividends are paid to shareholders after the Payment Date, which amount shall be paid within ten (10) days after the Company pays such dividend.

          (c)   WELFARE BENEFITS.

            (i)    For a period of three years following the Effective Date (the "CONTINUATION PERIOD"), the Executive and/or the Executive's eligible family members shall continue to receive health, prescription drug, dental, disability and, subject to Section 2(c)(ii) below, life insurance benefits equivalent to those provided to them, as the case may be, as of the Effective Date, as set forth on Schedule 2(c) to this Agreement, in each case, pursuant to the payment and reimbursement procedures set forth thereon; PROVIDED that the Executive shall pay the premiums on all such benefits through the Payment Date and, on the Payment Date, the Executive shall be reimbursed by the Company for the amount thereof, in accordance with the procedures described in Schedule 2(c).

            (ii)   During the Continuation Period, the Company shall maintain the life insurance policies set forth on the attachment to Schedule 2(c) to this Agreement (the "POLICIES"), in accordance with their respective terms, with the payment and reimbursement of premiums effected as described on Schedule 2(c) to this Agreement, and the Company shall pay the amount of the Executive's income and employment taxes in respect of such payment and reimbursement on a "grossed up" basis (the "TAX PAYMENTS"); PROVIDED that the aggregate amount paid during the Continuation Period in respect of the Policies, including the

    Tax Payments, shall not exceed one million, three-hundred thousand dollars ($1,300,000); and PROVIDED FURTHER that the Executive shall pay the premiums under the Policies and any Tax Payments through the Payment Date and, on or prior to each date on which such premium payments are due, the Company shall contribute the amount of such payments and the applicable Tax Payments to the Trust, and, on the Payment Date, the Executive shall be entitled to receive such amount and income thereon.

          (d)   Contractual Amounts. On each of the first through fourth anniversaries of the Effective Date (each, an "ANNIVERSARY DATE"), subject to the Executive's compliance with the provisions of Section 3 and Section 4 of this Agreement, the Executive shall be entitled to receive an amount equal to four million, five-hundred thousand dollars ($4,500,000) (collectively, the "CONTRACTUAL AMOUNTS"), plus the interest earned by the Trust thereon, which shall be paid to the Executive from the Trust in accordance with Section 2(e)(ii) below.

          (e)   TRUST.

            (i)    The Company shall promptly (without regard for any revocation period under Section 7(b)) establish a "rabbi" trust satisfying the requirements of Internal Revenue Procedure 92-64, which trust shall be substantially in the form of Exhibit B to this Agreement (the "TRUST"). The trustee of the Trust (the "TRUSTEE") shall be selected by Executive and consented to by the Company, with such consent not to be unreasonably withheld, and the Company shall pay all trust administration and trustee's fees and expenses for the Trust and, to the extent not paid timely in accordance with the Trust, shall promptly pay the Executive all such amounts deducted by the Trustee towards such fees and expenses. On or about February 1, 2007, the Company shall promptly contribute to the Trust (A) the Cash Amounts, (B) the Contractual Amounts, (C) the amounts to be paid to the Trust for welfare benefit premiums per Schedule 2(c) to this Agreement (the "WELFARE BENEFIT PREMIUMS"), and (D) the Common Stock and, subject to Section 2(e)(iv) below, shall contribute the Dividends to the Trust when paid, on the Common Stock held in the Trust, pursuant to Section 2(b)(iii); PROVIDED that all such contributions (and all income thereon) shall revert and be refunded to the Company in the event that the Executive timely revokes his release pursuant to Section 7(b); and PROVIDED FURTHER that to the extent that the foregoing contributions in respect of the Cash Amounts (other than the Section 2(a)(iv) Payment), the Contractual Amounts and the Welfare Benefit Premiums (collectively, the "CASH CONTRIBUTIONS") are not made to the Trust on or before February 1, 2007, the Company shall invest the Cash Contributions in the same manner as the Company's other short-term cash investments (e.g., in a money market fund) and, the Company shall contribute to the Trust, when the Cash Contributions are made, an additional contribution equal to the amount of interest earned by the Company thereon for the period beginning on February 1, 2007, and ending on the date of contribution thereof. In the event that the Company anticipates that the Cash Contributions will be significantly delayed beyond February 1, 2007, the Company and the Executive shall cooperate, reasonably and in good faith, to agree to an appropriate investment of the Cash Contributions, taking into account the circumstances of such delay, and the Company shall contribute to the Trust the return on such investment at such time as the Cash Contributions are made, The principal of the Trust, other than the Common Stock, shall be invested in ten (10)-year United States Treasury securities having maturity dates occurring as soon as reasonably possible prior to the Payment Date or the applicable Anniversary Date, as the case may be, and upon the date of deposit of principal into the Trust the Company shall so direct the Trustee in writing; PROVIDED that the Company may direct the Trustee, in writing, to invest the principal other than in such Treasury Securities with the Executive's prior written consent; and PROVIDED FURTHER that the Company shall not be responsible for and the Company's obligations hereunder shall be reduced by the amount of any investment losses with respect to the principal (or income earned on the principal) of the Trust; and PROVIDED FURTHER that all transaction costs associated with such investment shall be borne by and shall reduce the principal of and income earned by the Trust. The Company shall have the right, at any time, and from time to time in its sole discretion, to substitute assets of equal fair market value for Common Stock held by the Trust; PROVIDED that any such substituted assets shall be invested in the same manner as Cash Amounts, above, and upon such substitution, the Company shall so direct the Trustee in writing accordingly.

            (ii)   Subject to the provisions hereof, any income earned by the Trust on the Contractual Amounts shall be paid to the Executive on the applicable Anniversary Dates on a PRO RATA basis with the Contractual Amounts, and any unpaid income thereon shall be paid with the final such installment of the Contractual Amounts. The Contractual Amounts, together with income as provided herein, shall be paid to the Executive on the applicable Anniversary Dates unless the Company has notified the Trustee that the Executive is not in compliance with the provisions of Section 3 and Section 4 of this Agreement. In the event of such notice, the procedure set forth in Section 14(b) of this Agreement shall be followed, and such payment of the Contractual Amounts and income shall be made from the Trust as determined in accordance with Section 14(b) hereof.

            (iii)  Any income earned on the Cash Amounts (other than income earned in respect of the Section 2(a)(iv) Payment), the Welfare Benefit Premiums and the Dividends deposited in the Trust shall be paid to the Executive on the Payment Date. Without further action by the Company and the Executive, the Cash Amounts, the Welfare Benefit Premiums, the Dividends and the applicable income shall be paid by the Trustee to the Executive on the Payment Date, and, subject to Section 2(e)(v) below, the Common Stock shall be delivered to the Executive from the Trust on or as soon as practicable following the Payment Date.

            (iv)  For purposes of Section 2(e)(i) above, the contribution to the trust in respect of the Section 2(a)(iv) Payment shall be in the amount of thirty-three million eight-hundred eighty-six thousand four hundred twenty-three dollars ($33,886,423); PROVIDED that, promptly after publication of the Interest Rate by the Internal Revenue Service, the Company shall contribute to the Trust an additional amount equal to the excess, if any, of the amount of the Section 2(a)(iv) Payment, over the amount previously contributed to the Trust in respect of such payment and the income thereon; and PROVIDED FURTHER that the Trustee shall distribute to the Company from the Trust the excess, if any, of the total amount contributed to the Trust in respect of the Section 2(a)(iv) Payment and the income thereon, over the amount of such payment.

            (v)   On or about February 21, 2007, the Trustee shall effect the sale of eight-hundred sixty-two thousand five hundred (862,500) shares of the Common Stock. The cash proceeds from such sale shall be invested as provided in Section 2(e)(i) above and, without further action by the Company and the Executive, shall be paid by the Trustee to the Executive on the Payment Date with income thereon as provided herein.

          (f)    ACCRUED OBLIGATIONS. On the Company's next payroll date, to the extent not previously paid, the Company shall pay the Executive's Base Salary including accrued and unused vacation days through the Effective Date and shall reimburse the Executive for the expenses that he incurred during the course of his employment with the Company, in each case, in accordance with the applicable Company policies and procedures. The Executive shall receive a distribution, on January 2, 2008, of the Executive's vested account balance under the FutureBuilder Restoration Plan, and shall receive all accrued and vested benefits under the FutureBuilder 401(k) Plan and the Employee Stock Purchase Plan in accordance with the terms thereof.

          (g)   LEGAL FEES. On the Payment Date, the Company shall pay on the Executive's behalf an aggregate amount of up to fifty thousand dollars ($50,000) in connection with the reasonable fees and expenses of the Executive's attorneys in connection with the negotiation of this Agreement, the Term Sheet and the Trust.

          (h)   EXCISE TAXES. In the event that the aggregate of all payments or benefits made or provided to, or that may be made or provided to, the Executive under this Agreement and under all other plans, programs and arrangements of the Company (the "AGGREGATE PAYMENT") is determined to constitute a "parachute payment," as such term is defined in Section 280G(b)(2) of the Code, the Company shall pay to the Executive, prior to the time any excise tax imposed by Section 4999 of the Code ("EXCISE TAX") is payable with respect to such Aggregate Payment, an additional amount which, after the imposition of all income and excise taxes thereon, is equal to the Excise Tax on the Aggregate Payment. The determination of whether the Aggregate Payment constitutes a parachute payment and, if so, the amount to be paid to the Executive and the time of payment pursuant to this Section 2(h) shall be made by an independent auditor (the "AUDITOR") jointly selected by the Company and the Executive and paid by the Company. The Auditor shall be a nationally recognized United States public accounting firm which has not, during the two years preceding the date of its selection, acted in any way on behalf of the Company or any affiliate thereof. If the Executive and the Company cannot agree on the firm to serve as the Auditor, then the Executive and the Company shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor. Notwithstanding the foregoing, in the event that the amount of the Executive's Excise Tax liability is subsequently determined to be greater than the Excise Tax liability with respect to which an initial payment to the Executive under this Section 2(h) has been made, the Company shall pay to the Executive an additional amount with respect to such additional Excise Tax (and any interest and penalties thereon) at the time and in the amount determined by the Auditor so as to make the Executive whole, on an after-tax basis, with respect to such Excise Tax (and any interest and penalties thereon) and such additional amount paid by the Company. In the event the amount of the Executive's Excise Tax liability is subsequently determined to be less than the Excise Tax liability with respect to which an initial payment to the Executive has been made, the Executive shall, as soon as practical after the determination is made, pay to the Company the amount of the overpayment by the Company, reduced by the amount of any relevant taxes already paid by the Executive and not refundable, all as determined by the Auditor. The Executive and the Company shall cooperate with each other in connection with any proceeding or claim relating to the existence or amount of liability for Excise Tax, and all expenses incurred by the Executive in connection therewith shall be paid by the Company promptly upon notice of demand from the Executive.

            (i)    INDEMNIFICATION. The Company shall maintain, for the benefit of the Executive, director and officer liability insurance that is at least as comprehensive as, and in an amount that is at least equal to, that maintained by the Company on December 4, 2000. In addition, the Executive shall be indemnified by the Company against liability as an officer and director of the Company and any Affiliate of the Company to the maximum extent permitted by applicable law and the Bylaws of the Company as in effect from time to time. The Executive's rights under this Section 2(i) shall continue so long as he may be subject to such liability.

        3.     RESTRICTIVE COVENANTS.

          (a)   CONFIDENTIALITY. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company, or any of its subsidiaries, affiliates and businesses, which shall have been obtained by the Executive pursuant to or in connection with his employment by the Company or any of its Affiliates and which shall not have become public knowledge (other than by acts by the Executive or his representatives in violation of this Agreement), including the causes and circumstances of the Executive's separation from service. The Executive shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

          (b)   NON-COMPETITION. During the period commencing on the Effective Date and ending on the first anniversary thereof, the Executive shall not, without the prior written consent of the Company, directly or indirectly, and whether as principal or investor or as an employee, officer, director, manager, partner, consultant, agent or otherwise, alone or in association with any other person, firm, corporation or other business organization, engage in any business that competes, directly or indirectly, with the Company or its Affiliates in any geographic area in which the Company (i) has engaged in such business or (ii) engages in such business during such period prior to the time the Executive engages in such business.

          (c)   NON-SOLICITATION. During the period commencing on the Effective Date and ending on the fourth anniversary thereof, the Executive shall not, directly or indirectly, hire, engage, employ or solicit, any employee or consultant of the Company or any of its Affiliates, nor shall the Executive take any action, directly or indirectly, that interferes with the Company's relationship, or that of any its Affiliates, with any customers, clients, suppliers, or other persons or entities with whom it does business.

        4.     NON-DISPARAGEMENT. Except as may be required by law or subpoena, neither the Executive nor the "officers" (within the meaning of Rule 16a-1(f) under the Securities and Exchange Act of 1934, as amended) or directors of the Company shall disparage, criticize or otherwise publish or communicate any statements or opinions that could be derogatory to or otherwise harm the business or reputation of the other party.

        5.     COOPERATION. The Executive agrees to reasonably cooperate to ensure an orderly transition. In addition, to the extent not unreasonably interfering with the full-time endeavors of the Executive, the Executive shall cooperate in connection with the conduct of any action, proceeding or investigation involving the Company and its Affiliates; PROVIDED, that the Company pays all reasonable expenses incurred by Executive.

        6.     INJUNCTIVE RELIEF, ETC. The parties hereby acknowledge that their respective obligations under this Agreement are of such special, unique, and extraordinary character and value that the parties have no adequate remedy at law and will be irreparably harmed in the event of any breach or threatened breach thereof, and, therefore, agree that the parties shall be entitled to injunctive relief to prevent any breach or threatened breach of any of the provisions of this Agreement and shall be entitled to specific performance thereof, in addition to any other remedy at law or in equity that either party may have. In addition to any remedies available to the Company at law or in equity, any unpaid Contractual Amounts shall be treated as liquidated damages and returned to the Company in accordance with Section 14(b) below in the event of any breach by the Executive of the provisions of Section 3 and Section 4 hereof.

        7.     RELEASE BY THE EXECUTIVE.

          (a)   RELEASE. In consideration of the payments and benefits provided to the Executive under this Agreement and the Employment Agreement, and in consideration of the Company's waiver and release set forth below, in connection with his separation from service and after consultation with counsel, the Executive, and each of the Executive's respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the "RELEASORS") hereby irrevocably and unconditionally release and ever discharge the Company and any of its subsidiaries, affiliates or predecessors (collectively, the "COMPANY GROUP") and each of their respective officers, employees, directors, shareholders and agents from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, "CLAIMS"), including, without limitation, any Claims arising under Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act of 1993, or any other federal, state, local or foreign law, that the Releasors may have, arising out of the Executive's employment relationship with and service as an employee, officer or director of the Company Group, and the termination of such relationship or service; PROVIDED, however, that the release set forth in this Section 7(a) shall not apply to the obligations of the Company under this Agreement. The Releasors further agree that the payments and benefits described in this Agreement shall be in full satisfaction of any and all Claims for payments or benefits, whether express or implied, that the Releasors may have against the Company Group arising out of the Executive's employment relationship or the Executive's service as an employee, officer and director of the Company Group and the termination thereof other than rights under any and all the Company benefit plans and programs in accordance with the terms of such plans or programs.

          (b)   SPECIFIC RELEASE OF ADEA CLAIMS. In further consideration of the payments and benefits provided to the Executive under this Agreement, the Releasors hereby unconditionally release and forever discharge the Company Group, and each of their respective officers, employees, directors, shareholders and agents from any and all Claims that the Releasors may have as of the date the Executive signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder ("ADEA"). By signing this Agreement, the Executive hereby acknowledges and confirms the following: (i) the Executive was advised by the Company in connection with his termination to consult with an attorney of his choice prior to signing this Agreement and to have such attorney explain to the Executive the terms of this Agreement, including, without limitation, the terms relating to the Executive's release of claims arising under ADEA and, the Executive has in fact consulted with an attorney; (ii) the Executive was given a period of not fewer than twenty-one (21) days to consider the terms of this Agreement and to consult with an attorney of his choosing with respect thereto; (iii) the Executive is providing the release and discharge set forth in this Section 7(b) only in exchange for consideration in addition to anything of value to which the Executive is already entitled; and (iv) the Executive knowingly and voluntarily accepts the terms of this Agreement. The release and discharge set forth in this Section 7(b) may be revoked by the Executive by a written instrument signed by the Executive and received by the Company prior to the expiration of the seven-day period commencing on the date the Executive signs this Agreement.

          (c)   NO ASSIGNMENT. The Executive represents and warrants that he has not assigned any of the Claims being released under this Section 7.

          (d)   CLAIMS. The Executive agrees that he has not instituted, assisted or otherwise participated in connection with, any action, complaint, claim, charge, grievance, arbitration, lawsuit, or administrative agency proceeding, or action at law or otherwise against any member of the Company Group or any of their respective officers, employees, directors, shareholders or agents.

        8.     RELEASE BY THE COMPANY.

          (a)   RELEASE. In consideration of the Executive's waiver and release of claims set forth above and the other obligations of the Executive hereunder, the Company Group, for its, and their respective officers, directors, employees, shareholders and agents, hereby irrevocably and unconditionally releases and forever discharges the Executive, his family, his estate, his agents, attorneys, his heirs, executors, administrators, representatives, successors and assigns from and against any and all Claims that they may have, relating to or arising out of, directly or indirectly, the Executive's employment relationship with and service as a director, employee or officer of the Company Group and the termination of such relationship or service; PROVIDED, however, that this release shall not apply to any of the Executive's obligations under this Agreement.

          (b)   NO ASSIGNMENT. The Company represents and warrants that no member of the Company Group has assigned any of the Claims being released under this Section 8.

          (c)   CLAIMS. The Company agrees that neither it nor any member of the Company Group has instituted, assisted or otherwise participated in connection with, any action, complaint, claim, charge, grievance, arbitration, lawsuit, or administrative agency proceeding, or action at law or otherwise against the Executive, any of the Releasors or any of their respective officers, employees, directors, shareholders or agents.

        9.     NOTICES. All notices required to be given hereunder shall be given in writing, by personal delivery or by mail, addressed as follows:

    If to the Executive:

    Robert L. Nardelli
    c/o Vedder, Price, Kaufman & Kammholz, P.C.
    222 N. LaSalle Street
    26th Floor
    Chicago, IL 60601
    ATT: Robert J. Stucker, Esq.

    With a copy to:

    Robert J. Stucker, Esq.
    Vedder, Price, Kaufman & Kammholz,
    P.C. 222 N. LaSalle Street
    26th Floor
    Chicago, IL 60601

    If to the Company:

    The Home Depot, Inc.
    2455 Paces Ferry Road
    Atlanta, GA 30339

or at such other address as may be designated in writing by either party, and in the case of the Company, to the attention of the General Counsel of the Company. Any notice given by overnight or next-day mail or delivery shall be deemed to have been given the day following the day such notice is sent. Any other notice that is given by mail shall be deemed to have been given three days following such mailing.

        10.   ASSIGNMENT AND SUCCESSORS. This Agreement may not be assigned by the Executive or the Company except that the Company may assign this Agreement to any successor in interest to the Company, provided that such assignee assumes all of the obligations of the Company hereunder. As used in this Agreement, "the Company" shall mean the Company as defined above and any successor to its business and/or assets which by reason hereof assumes and agrees to perform this Agreement by operation of law, or otherwise.

        11.   DELAWARE LAW. This Agreement and all matters or issues collateral thereto shall be governed by the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

        12.   REPRESENTATIONS OF THE COMPANY. The Company represents and warrants to the Executive that (i) the execution, delivery and performance of this Agreement have been duly and validly authorized on behalf of the Company, (ii) the execution, delivery and performance of this Agreement by the Company does not and will not violate any law, regulation, order, judgment or decree or any agreement, plan or corporate governance document of the Company and (iii) upon the execution and delivery of this Agreement by the Executive, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

        13.   REPRESENTATIONS OF THE EXECUTIVE. The Executive represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by the Executive does not and will not violate any law, regulation, order, judgment or decree or any agreement to which the Executive is a party or by which he is bound, (ii) the Executive is not a party to or bound by any agreement with any person or entity that would interfere with this Agreement or his performance of services hereunder and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

        14.   DISPUTES.

          (a)   ARBITRATION. Except as provided in Section 14(b) below, any dispute or controversy between the Company and the Executive, whether arising. out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration administered by the American Arbitration Association ("AAA") in accordance with its Commercial Arbitration Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any arbitration shall be held before a single arbitrator who shall be selected by the mutual agreement of the Company and the Executive, unless the parties are unable to agree to an arbitrator, in which case, the arbitrator will be selected under the procedures of the AAA. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain injunctive relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and the Executive. The Company and the Executive acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision. The arbitration proceeding shall be conducted in Atlanta, Georgia or such other location to which the parties may agree. The Company shall pay the costs of any arbitrator appointed hereunder.

          (b)   PAYMENT OF THE CONTRACTUAL AMOUNTS. In the event that the Executive does not comply with any of the provisions of Section 3 or Section 4 of this Agreement, the

  Company shall provide notice to the Executive and the Trustee (in accordance with the respective provisions of this Agreement and the Trust), setting forth with reasonable specificity the Executive's noncompliance, and, except as set forth in this Section 14(b), the Trustee shall not make any subsequent payment in respect of the Contractual Amounts. The Company's failure to set forth in any such notice any fact or circumstance which contributes to showing such noncompliance shall not waive any of the Company's rights hereunder or preclude the Company from asserting such fact or circumstances in enforcing such rights. Not later than twenty (20) business days following such notice by the Company, the Executive may provide notice to the Company and the Trustee (in accordance with the respective provisions of this Agreement and the Trust) disputing the stated noncompliance and setting forth the Executive's position with respect thereto. If no such notice is provided by the Executive, then all unpaid Contractual Amounts and income thereon shall be paid promptly to the Company from the Trust. Following any such notice by the Executive, the Company and the Executive shall endeavor, for a period of forty-five (45) days, to resolve the dispute through nonbinding mediation, at the cost of the Company, before a mutually agreeable neutral mediator under the Commercial Mediation Rules of the AAA, at a location mutually agreed by the Executive and the Company. If the parties are unable to resolve the dispute through mediation, then they shall submit the dispute to binding arbitration in accordance with Section 14(a) above, following which the arbitrator shall communicate the decision, identifying the prevailing party, to the Trustee. If the Company is the prevailing party, then the Trustee shall pay the Company all unpaid Contractual Amounts and income on such Contractual Amounts. If the Executive is the prevailing party, then the Trustee shall pay the Executive the Contractual Amounts that the Executive would have received through the date of such payment and income on such Contractual Amounts if the Company had not provided the notice giving rise to the dispute.

        15.   SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

        16.   ENTIRE AGREEMENT, ETC. This Agreement supersedes the Term Sheet and any and all agreements (including the Employment Agreement, which was terminated by the Term Sheet), discussions, negotiations or understandings and constitutes the entire agreement of the parties with respect to the subject matter hereof, and can be amended only by a writing signed by the parties hereto. No rule or presumption regarding the construction of this Agreement against the drafter shall apply.

        17.   WAIVER. Any party's failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision hereunder.

        18.   BENEFICIARIES. Any payment provided to be made to the Executive shall, in the event of the Executive's death, instead be made (i) in the case of any payment pursuant to a plan or other arrangement under which the Executive has designated a beneficiary, to the Executive's beneficiary and (ii) in any other case, to the legal representative of the Executive's estate or such other beneficiary as he may hereafter designate in writing by notice to the Company, or (iii) as otherwise required by law.

        19.   DEDUCTIONS AND WITHHOLDINGS. All amounts payable under this Agreement and all amounts contributed to the Trust hereunder shall be paid or contributed less deductions and income and payroll tax withholdings as may be required under applicable law, including by reducing, in satisfaction of such deductions and withholdings, the number of shares of Common Stock that may be delivered to the Executive or contributed to the Trust hereunder, and any benefits and perquisites provided to the Executive under this Agreement shall be taxable to the Executive as may be required under applicable law.

        20.   COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

        21.   HEADINGS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless otherwise expressly provided for in this Agreement, the word "including" or any variation thereof means "including, without limitation" and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

THE HOME DEPOT, INC.
By:	/s/ FRANCIS S. BLAKE Name: Francis S. Blake Title: Chairman and Chief Executive Officer
/s/ ROBERT L. NARDELLI Robert L. Nardelli

SCHEDULE 2(B)(I)

STOCK OPTIONS

	AWARD DATE	EXPIRATION DATE	EXERCISE PRICE	NUMBER OF SHARES
1.	12/04/2000	12/03/2010	$40.75	1,000,000
2.	12/04/2000	12/04/2010	$40.75	500,000
3.	12/04/2000	12/04/2011	$40.75	500,000
4.	12/04/2000	12/04/2012	$40.75	500,000
5.	12/04/2000	12/04/2013	$40.75	500,000
6.	12/04/2000	12/04/2014	$40.75	500,000
7.	9/17/2001	9/16/2011	$36.20	1,000,000
8.	4/29/2002	4/28/2012	$46.96	750,000
9.	3/19/2003	3/18/2013	$24.55	250,000
10.	8/21/2003	8/20/2013	$32.76	65,000
11.	3/17/2004	3/16/2014	$36.50	500,000
12.	8/06/2004	8/05/2014	$32.90	100,000
13.	3/23/2005	3/22/2015	$37.70	500,000
14.	8/18/2005	8/17/2015	$40.70	90,000

Schedule 2(b)(i)

SCHEDULE 2(B)(II)

DEFERRED STOCK UNITS/DEFERRED SHARES

	AWARD DATE	NUMBER OF SHARES(1)
1.	12/04/2000	600,000
2.	9/17/2001	200,000
3.	3/19/2003	212,500
4.	8/21/2003	250,000
5.	8/21/2003	101,250
6.	3/17/2004	200,000
7.	8/6/2004	200,000
8.	3/23/2005	200,000
9.	8/18/2005	175,000

RESTRICTED STOCK

	AWARD DATE	NUMBER OF SHARES(1)
1.	3/20/2006	380,000
2.	3/20/2006	225,000
3.	3/20/2006	39,426

(1)
An aggregate of 2,120,242 shares will be contributed to the rabbi trust.

Schedule 2(b)(ii)

WELFARE BENEFITS

1.	Health Prescription Benefits	BENEFIT CONTINUATION: Health and prescription and benefits during the three-year continuation period (ending on January 2, 2010) provided at a level no less favorable than as provided to Executive and his dependents immediately prior to the Effective Date through the CIGNA Choice/PPO elected by Executive under the Company's group medical plan ("BASELINE Benefit"). Benefits during such three-year period provided as follows:

FIRST 18 MONTHS: Through the 18-month period immediately following the Effective Date (the "COBRA PERIOD") the Company's obligation shall be met through COBRA continuation of the Executive's health and prescription benefits as of the Effective Date. The Company acknowledges that the Executive properly elected COBRA continuation on January 8, 2007. If the Company's obligation cannot be met through COBRA continuation due to the Company's group health and/or prescription coverage becoming less favorable than the Baseline Benefit, the Company shall meet its obligation through supplemental or replacement arrangements which provide benefits not less favorable than the Baseline Benefit.

SECOND 18 MONTHS: During the 18-month period immediately following the COBRA Period (the "SECOND PERIOD"), the Company's obligation shall be met through provision of health and prescription benefits via a fully insured group medical plan provided by the Company (which may be other than the Company's standard group medical plan) or through other arrangements providing benefits no less favorable than the Baseline Benefit.

PAYMENT FOR FIRST 18 MONTHS OF COVERAGE: Within 14 days of the Executive executing this Agreement, Executive shall pay an amount equal to the product of 18 MULTIPLIED BY the monthly COBRA premium for continuation of the Executive's health and prescription benefits in place immediately prior to the Effective Date (the "FULL COBRA PREMIUM") directly to the administrator which normally receives such COBRA continuation premium payments. After the Trust (as defined in Section 2(e) of the Agreement) is established, the Company shall contribute to the Trust an amount equal to the Full COBRA Premium reduced by the product of 18 MULTIPLIED BY the monthly employee-pay dollar amount for the Executive's health and prescription coverage in place immediately prior to the Effective Date (the "COMPANY-PAID COBRA PREMIUM"). On the Payment Date, Executive shall receive payment from the Trust equal to the Company-Paid COBRA Premium, plus income thereon from the date such amount was placed in the Trust to the Payment date. To the extent the premium for such health and prescription continuation coverage may increase during the COBRA Period, the Company shall promptly pay such increase and shall notify Executive in writing of any reimbursement he should pay to the Company as the employee-pay portion of such premium increase. Executive shall pay such amounts to the Company within 14 days of his receipt of such written notice.

PAYMENT FOR SECOND 18 MONTHS OF COVERAGE: No less than three months prior to the start of the Second Period, the Company shall pay the full premium for the health and prescription coverage for the entire Second Period to the appropriate administrator for such benefits. At the time of such payment, the Company shall provide written notice to Executive that the full premium for the Second Period has been paid and shall provide written notice of the employee-pay portion of such full premium (as in place for active executive employees of the Company at such time). Within 14 days of the Executive's receipt of such written notice, the Executive shall pay to the Company such employee-pay portion of the full premium for the Second Period.
TAX IMPACT: To the extent the health and prescription benefits described above in this Number 1 create taxable income to Executive, Executive shall receive full tax gross-up from the Company.

BENEFITS AFTER END OF THE 3-YEAR PERIOD: As of January 2, 2010 (or, if later, the termination of the coverage provided during the Second Period), subject to the consent of the Company's insurer thereunder, the Executive may enroll in the Company's executive-retiree health and prescription benefits program as in place at such time and from time to time thereafter.

2.	Dental Benefits
BENEFIT CONTINUATION: Dental benefits during the three-year continuation period(ending on January 2, 2010) provided at a level no less than as provided to Executive and his dependents immediately prior to the Effective Date through the Company's group dental plan ("BASELINE DENTAL BENEFIT").

FIRST 18 MONTHS: Through the COBRA Period (as defined above) the Company's obligation shall be met through COBRA continuation of the Executive's dental benefits as of the Effective Date. The Company acknowledges that the Executive properly elected COBRA continuation of his dental benefits on January 8, 2007. If the Company's obligation cannot be met through COBRA continuation due to the Company's group dental coverage becoming less favorable than the Baseline Dental Benefit, the Company shall meet its obligation through supplemental or replacement arrangements which provide benefits not less favorable than the Baseline Dental Benefit.

SECOND 18 MONTHS: During the Second Period (as defined above), the Company's obligation shall be met through provision of dental benefits via a fully insured group dental plan provided by the Company (which may be other than the Company's standard group dental plan) or through other arrangements providing benefits no less favorable than the Baseline Dental Benefit.

PAYMENT FOR FIRST 18 MONTHS OF COVERAGE: Within 14 days of Executive executing this Agreement, Executive shall pay an amount equal to the product of 18 MULTIPLIED BY the monthly COBRA premium for continuation of the Executive's dental benefits in place immediately prior to the Effective Date (the "FULL DENTAL COBRA PREMIUM") directly to the administrator which normally receives such COBRA continuation premium payments. Promptly after the Trust is established, the Company shall contribute to the Trust an amount equal to the Full Dental COBRA Premium reduced by the product of 18 MULTIPLIED BY the monthly employee-pay dollar amount for the Executive's dental coverage in place immediately prior to the Effective Date (the "COMPANY-PAID DENTAL COBRA PREMIUM"). On the Payment Date, Executive shall receive payment from the Trust equal to the Company-Paid Dental COBRA Premium, plus income thereon from the date such amounts were placed in the Trust to the Payment Date. To the extent the premium for such dental continuation coverage may increase during the COBRA Period, the Company shall promptly pay such increase and shall notify Executive in writing of any reimbursement he should pay to the Company as the employee-pay portion of such premium increase. Executive shall pay such amount to the Company within 14 days of his receipt of such written notice.

PAYMENT FOR SECOND 18 MONTHS OF COVERAGE: No less than three months prior to the start of the Second Period, the Company shall pay the full premium for the dental coverage for the entire Second Period to the appropriate administrator for such benefits. At the time of such payment, the Company shall provide written notice to Executive that the full premium for the dental benefits for the Second Period has been paid and shall provide written notice of the employee-pay portion of such full premium (as in place for active executive employees of the Company at such time). Within 14 days of Executive receiving such written notice, the Executive shall pay to the Company such employee-pay portion of the full premium for the dental benefits for the Second Period.

TAX IMPACT: To the extent the dental benefits described above in this Number 2 create taxable income to Executive, Executive shall receive full tax gross-up from the Company.
3.	Short-Term Disability Benefits
BENEFIT CONTINUATION: Short-term disability benefits during the three-year continuation period (ending on January 2, 2010) provided by the Company at a level no less than as provided to Executive immediately prior to the Effective Date. It is anticipated that this benefit will be provided directly from the Company and not through an insurance plan.

TAX IMPACT: To the extent provision of this short-term disability coverage results in taxable income to Executive, Executive shall receive full tax-gross up from the Company; PROVIDED that any short-term disability benefit payments received by Executive under this coverage shall be taxable to Executive without a tax gross-up thereon.
4.	Long-Term Disability Benefits
BENEFIT CONTINUATION: Long-term disability benefits during the three-year continuation period (ending on January 2, 2010) provided at a level no less than as provided to Executive immediately prior to the Effective Date.
Such benefits to be provided as described in (i) and (ii) below:

(i) Via an Individual Disability Income policy no less favorable than as in effect for Executive immediately prior to the Effective Date. Executive shall pay the premium for this benefit directly to the administrator which normally receives such payments. Within 14 days of receiving notice from Executive that such premiums have been paid, or, if later, on the Payment Date, the Company shall reimburse Executive for such amounts; and
(ii) Via a Company-provided benefit no less that the Group Disability Insurance policy provided to Executive immediately prior to the Effective Date.

TAX IMPACT: The extent that the reimbursement of premiums described in (i) above and/or the coverage described in (ii) above create taxable income to Executive, Executive shall receive full tax gross-up from the Company.
5.	Life Insurance
BENEFIT CONTINUATION: Life insurance benefits during the three-year continuation period (ending on January 2, 2010) providing death proceeds in an amount not less than as provided to Executive immediately prior to the Effective Date per the life insurance benefits documented on the table titled "Summary of Life Insurance Policies" below (the "LIFE INSURANCE SUMMARY"). Life insurance benefits during such three-year period provided as follows:

(i) Executive to convert MetLife group policy (number 12 on Life Insurance Summary) to an individual policy and Executive to pay premiums on such policy directly. Company to reimburse Executive for payment of such premiums within 14 days of receiving written notice from Executive of his having paid such premium, but not earlier than the Payment Date; and

(ii) For policies numbered 1-11 on Life Insurance Summary, Executive to pay premiums on such policies directly, and Company to reimburse Executive for each such payment within 14 days of receiving written notice from Executive of his having paid such premiums, but not earlier than the Payment Date; and
(iii) To the extent Company reimbursement of premiums per (i) and (ii) above shall be taxable income to Executive, Executive shall receive full tax gross-up from the Company; and
(iv) Company to be responsible for benefit under "Death Benefit Only" Executive Life Insurance Plan (number 13 on Life Insurance Summary), as determined in accordance with the terms of such plan.

ATTACHMENT TO SCHEDULE 2(C)
SUMMARY OF LIFE INSURANCE POLICIES

	CARRIER	DEATH BENEFIT	DATE ISSUED/ DATE LAPSED	TERMS
EXECUTIVE TERM LIFE INSURANCE/INDIVIDUAL POLICIES
1.	Empire General	$5 million	12/1/2003 12/1/2018	15
2.	Ohio National	$5 million	12/1/2003 12/1/2018	15
3.	Protective	$5 million	12/1/2003 12/1/2018	15
4.	North American Company for Life and Health Insurance	$5 million	4/17/2001 4/17/2016	15
5.	North American Company for Life Insurance	$5 million	4/17/2001 4/17/2016	15
6.	North American Company for Life and Health Insurance	$5 million	4/17/2001 4/17/2016	15
7.	North American Company for Life and Health Insurance	$5 million	4/17/2001 4/17/2016	15
8.	North American Company for Life and Health Insurance	$5 million	4/17/2001 4/17/2016	15
9.	American General	$5 million	6/1/2006 6/1/2026	20
10.	Jefferson Pilot/ Lincoln National	$5 million	6/1/2006 6/1/2026	20
11.	ING Reliastar	$5 million	6/1/2006 6/1/2026	20
GROUP LIFE INSURANCE BENEFITS
12.	MetLife (Company Owned)	$50,000
13.	Pacific Life (Company Owned)	$250,000
	TOTAL COVERAGE	$55,300,000

EXHIBIT A

Calculation of Deferred Compensation Present Value

Date of Birth	5/17/1948
Date of Termination	1/2/2007
Age at Termination	58.58
Actual Payment Date	7/3/2007
Age at Receipt	59.0833
Assumed most recent pay increase	3/1/2006
Current Base Salary	$2,475,000
Current Target Bonus	$3,000,000
Most Recent Bonus	$3,000,000

Interest Rates	January 2, 2007

Oct. 2006 Lump Sum Rate (417(e))	4.85%
		January 2, 2007
(a)	Final Earning(1)	$5,475,000	=	Current base plus most recent bonus (or target, if greater)
(b)	Accrued Benefit at Termination	$2,737,500	=	50% of (a)
(c)	Offsets(2)	$50,130
(d)	Net Benefit	$2,687,370	=	(b)-(c)
(e)	Net Immediate Benefit	$2,472,380	=	(d), reduced by 4% per year for each Immediate full year before age 62 payment is received
(f)	Lump Sum Factor(3)	13.705993
(G)	LUMP SUM BENEFIT AT 7/3/07	$33,886,423	=	(e)*(f)

(1)
Final earnings provided by Home Depot

(2)
Home Depot has no other qualified or nonqualified pension plans covering the CEO. This is the GE qualified benefit payable at age 60. No actuarial adjustment was applied to this benefit to produce an equivalent age 62 benefit because of the lack of details on the GE plan as well as the relatively small adjustment that would result. The GE nonqualified pension benefit was forfeited at termination.

(3)
Calculated using interest rate and mortality table mandated by IRS Code Section 417(e), as required by the plan document. The plan specifies to use the 30 year treasury rate applicable to a distribution made during the second calendar month immediately preceding the calendar month in which the lump sum distribution is made. The 4.85% rate shown above is the 30 year treasury rate for the month of October 2006.